AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PROLOR BIOTECH, INC.,

a Nevada corporation

The original Articles of Incorporation of PROLOR Biotech, Inc., a Nevada corporation (the “Corporation”), were filed with the Nevada Secretary of State on August 22, 2003, under the Corporation’s original name, “LDG, Inc.” (the “Original Articles”). The Original Articles were amended and restated in their entirety by those certain Amended and Restated Articles of Incorporation filed with the Nevada Secretary of State on February 26, 2007 (the “2007 Amended and Restated Articles”), pursuant to which, among things, the name of the Corporation was changed to “Modigene Inc.” The 2007 Amended and Restated Articles were amended by that certain Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State on June 10, 2009 (the “2009 Amendment”), pursuant to which the name of the Corporation was changed to its current name, “PROLOR Biotech, Inc.”

Concurrently herewith, POM Acquisition, Inc., a Nevada corporation, is merging with and into the Corporation pursuant to Articles of Merger being filed with the Nevada Secretary of State and to which these Amended and Restated Articles of Incorporation of the Corporation are attached. Pursuant to Nevada Revised Statutes Section 92A.200(1)(e), the 2007 Amended and Restated Articles, as amended by the 2009 Amendment, are hereby amended and restated in their entirety as follows:

ARTICLE 1

NAME OF CORPORATION

The name of the Corporation is PROLOR Biotech, Inc.

ARTICLE 2

AUTHORIZED Stock

The Corporation is authorized to issue one hundred (100) shares of common stock with par value of $0.01 per share.

ARTICLE 3

INCREASE OR DECREASE OF DIRECTORS

The number of directors of the Corporation may be increased or decreased from time to time as shall be provided in the Bylaws of the Corporation.

ARTICLE 4

ELECTION NOT TO BE GOVERNED BY BUSINESS COMBINATIONS ACT

The Corporation hereby elects not to be governed by Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes.

ARTICLE 5

INDEMNIFICATION

The Corporation shall indemnify its officers, directors, employees and agents, and may indemnify any other person, to the fullest extent permitted by law.

ARTICLE 6

LIABILITY OF DIRECTORS AND OFFICERS

To the maximum extent permitted under the Nevada Revised Statutes, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages as a result of any act or failure to act in his or her capacity as a director or officer.

* * *

Dated as of August 29, 2013

PROLOR Biotech, Inc.,

a Nevada corporation

By: /s/ Shai Novik

Name: Shai Novik

Title: President